Exhibit (a)(1)(I)

FORM OF CONFIRMATION LETTER TO ELIGIBLE

OPTIONHOLDERS PARTICIPATING IN THE EXCHANGE OFFER

Date:
To:
From:	United Therapeutics Corporation
Re:	Confirmation of Acceptance of Election Form

Thank you for submitting your Election Form.  This letter is to confirm that we have accepted your Election Form and have exchanged the following Eligible Options:

Grant Date	Exercise Price	Total Number of Exchanged Eligible Options

Subject to your continued employment or service with United Therapeutics or any of its subsidiaries and the other terms and conditions of the exchange offer, you now have the right to receive the following New Options on the New Option Grant Date:

Grant Date	Exercise Price	Total Number of New Options

You will soon be receiving an email from Alyssa Friedrich regarding acceptance of these New Options, which have been credited to your account.  Please follow the instructions in the email on how to accept your New Options by logging on to the Computershare website.  In the meantime, if you have any questions, please contact any member of the Human Resources Team at:

Alyssa Friedrich at 240-821-1730 or afriedrich@unither.com

Jami Etter at 240-821-1728 or jetter@unither.com

Danielle Tilford at 240-821-1791 or dtilford@unither.com

Claire Moore at 321-676-0010 ext 1040 or cmoore@unither.com

Holly Aimone at 919-485-8350 ext 1215 or haimone@unither.com
Gill Salmon 44 1483-207780 ext 1215 or gsalmon@unither.com